UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ANIMAL HEALTH INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	71-0982698
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7 Village Circle, Ste 200 Westlake, Texas	76262
(Addres of prinicpal executive offices)	(Zip Code)

2007 Stock Option and Incentive Plan
(Full Title of the Plan)

Damian Olthoff
General Counsel and Secretary
Animal Health International, Inc.
7 Village Circle, Ste 200
Westlake, TX 76262
(Name and Address of Agent for Service)

(817) 859-3000
(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Common Stock, par value $.01 per share	1,100,000	$2.28	$2,508,000	$140.00

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Amended and Restated 2007 Stock Option and Incentive Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)
The price of $2.28 per share, which is the average of the high and low prices of the common stock as reported on the NASDAQ Global Market on December 15, 2009, is set forth solely for purposes of calculating the filing fee pursuant to Rules 457(c) and (h) of the Securities Act.

(3)	Calculated pursuant to Section 6(b) of the Securities Act.

EXPLANATORY NOTE

This Registration Statement is filed by Animal Health International, Inc. (the “Company”) to register additional securities issuable pursuant to the 2007 Stock Option and Incentive Plan, as amended and restated (the “Plan”), and consists of only those items required by General Instruction E to Form S-8. This Registration Statement on Form S-8 registers 1,100,000 additional shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company reserved for issuance under the Plan, which shares are in addition to 2,500,000 shares of Common Stock previously registered pursuant to Registration Statement on Form S-8 (File No. 333-142521). The contents of the Registration Statement on Form S-8 (File No. 333-142521) are hereby incorporated by reference pursuant to General Instruction E to Form S-8. The additional 1,100,000 shares being registered pursuant to this Registration Statement were approved at the Annual Meeting of Stockholders of the Company held on November 17, 2009. After giving effect to this Registration Statement, an aggregate of 3,600,000 shares of Common Stock have been registered for issuance pursuant to the Plan.

__________________________________

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the Introductory Note to Part I of Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.    Exhibits.

    See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this Registration Statement on Form S-8, which Exhibit Index is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake, State of Texas, on this 16th day of December 2009.

ANIMAL HEALTH INTERNATIONAL, INC.

By:	/s/ Damian Olthoff
Damian Olthoff
General Counsel and Secretary (Duly authorized officer)

POWER OF ATTORNEY AND SIGNATURES

Each of the undersigned officers and directors of Animal Health International, Inc., hereby severally constitute and appoint William F. Lacey and Damian Olthoff, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this Registration Statement and any related subsequent registration statement pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and generally to do all things in our names and on our behalf in such capacities to enable Animal Health International, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below:

SIGNATURE	TITLE	DATE
/s/ James C. Robison	President, Chief Executive Officer and Director	December 16, 2009
James C. Robison	(Principal Executive Officer)

/s/ William F. Lacey	Senior Vice President, Chief Financial Officer	December 16, 2009
William F. Lacey	(Principal Financial and Accounting Officer )

/s/ David Biegler	Director	December 16, 2009
David Biegler

/s/ E. Thomas Corcoran	Director	December 16, 2009
E. Thomas Corcoran

/s/ Michael Eisenson	Director	December 16, 2009
Michael Eisenson

/s/ Jerry Pinkerton	Director	December 16, 2009
Jerry Pinkerton

/s/ Mark Rosen	Director	December 16, 2009
Mark Rosen

/s/ Ronald Steinhart	Director	December 16, 2009
Ronald Steinhart

/s/ Brandon White	Director	December 16, 2009
Brandon White

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	Specimen Certificate for shares of the Registrant’s Common Stock (Incorporated by reference herein to the exhibits to the Company’s Registration Statement on Form S-1 (File No. 333-137656))
5.1+	Opinion of Goodwin Procter LLP
23.1	Consent of Goodwin Procter LLP (included in Exhibit 5.1)
23.2+	Consent of Grant Thornton LLP
23.3+	Consent of KPMG LLP
24.1	Power of Attorney (included as part of the signature page of this Registration Statement)
99.1	2007 Stock Option and Incentive Plan, as amended and restated (Incorporated by reference herein to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 20, 2009)

+  filed herewith